Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related prospectus of our report dated March 5, 2021, with respect to the consolidated statement of operations, comprehensive loss, stockholders’ equity and cash flows of Alphatec Holdings, Inc. for the year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
April 19, 2023